Exhibit 99.2
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AMEREN NEWS RELEASE

Contacts:

Media:	Susan Gallagher	Leigh Morris	Erica Abbett	Natalie Hemmer	Investors: Bruce Steinke
	314-554-2175	217-535-5228	314-206-0646	217-424-7541	314-554-2574

FOR IMMEDIATE RELEASE

Ameren Illinois Utilities Announce Impact of Future Power Supply Costs on
Residential Customers
Company Continues to Look for Ways to Soften Impact

Decatur, Ill.; Peoria, Ill.; Springfield, Ill., Sept. 15, 2006---Ameren’s Illinois utilities---AmerenCILCO, AmerenCIPS and AmerenIP—today announced estimates for per month increases for residential electric customers beginning in January 2007. These estimates include the increased cost of power to be purchased on behalf of Ameren Illinois utilities’ customers and potential increases resulting from delivery service cases that are currently pending before the Illinois Commerce Commission (ICC).

For residential customers the estimated impact breaks down as follows: For AmerenIP, AmerenCIPS, and AmerenCILCO, the average residential customer would pay approximately $92 per month in 2007. This would mean a monthly increase of about $26 for AmerenIP and AmerenCIPS customers, approximately 40 percent higher than present rates. For AmerenCILCO customers, it would mean an increase of approximately $33, or 55 percent over present rates.

These electric rates will apply beginning Jan. 2, 2007. They represent the first rate increase for Ameren Illinois residential customers in 15 to 25 years. Since 1997, rates have been reduced between 5 and 20 percent. With these increases, Ameren Illinois utilities’ residential rates are now expected to be more in line with the national average.

“We are concerned about the price increases on our customers,” said Scott A. Cisel, president of Ameren’s Illinois utilities. “Since Ameren’s Illinois utilities own no generation, we must purchase power from the competitive market to provide our customers’ energy needs. We will pass these costs along to our customers--dollar-for-dollar with no mark-up. Working with a number of stakeholders, we are searching for an approach to soften the impact of these increases, while allowing us to safely and reliably deliver electricity and recover costs in a timely manner.”

The ICC yesterday determined that it would not investigate the results of the auction to procure power for fixed price customers of the Ameren Illinois utilities and Commonwealth Edison Company, calling the auction “very competitive” and adding that the rules and safeguards designed to protect the integrity of the auction worked well. More than 20 suppliers participated in the process. The bidding lasted several days. More information will be posted in the future on the corporate Web site - www.ameren.com - where there will be a rate estimator that will allow the nonresidential customer to estimate the effect of the new rates based on usage.

Ameren Corporation (NYSE: AEE) through its subsidiaries, serves 1.2 million electric and nearly 800,000 natural gas customers in Illinois.